A special meeting of each fund's shareholders was held on June 18, 2013. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
Ned C. Lautenbach
Affirmative	25,828,395,115.78	94.160
Withheld	1,602,101,684.27	5.840
TOTAL	27,430,496,800.05	100.000
Ronald P. O'Hanley
Affirmative	25,907,936,922.24	94.450
Withheld	1,522,559,877.81	5.550
TOTAL	27,430,496,800.05	100.000
David A. Rosow
Affirmative	25,805,492,959.91	94.076
Withheld	1,625,003,840.14	5.924
TOTAL	27,430,496,800.05	100.000
Garnett A. Smith
Affirmative	25,892,258,831.97	94.393
Withheld	1,538,237,968.08	5.607
TOTAL	27,430,496,800.05	100.000
William S. Stavropoulos
Affirmative	25,738,476,030.34	93.832
Withheld	1,692,020,769.71	6.168
TOTAL	27,430,496,800.05	100.000
Michael E. Wiley
Affirmative	25,923,640,743.27	94.507
Withheld	1,506,856,056.78	5.493
TOTAL	27,430,496,800.05	100.000
PROPOSAL 2
To approve a management contract between Telecommunications Portfolio and Fidelity SelectCo, LLC.
	# of Votes	% of Votes
Affirmative	208,420,238.27	81.880
Against	18,588,167.85	7.302
Abstain	11,559,235.71	4.541
Broker Non-Vote	15,977,976.37	6.277
TOTAL	254,545,618.20	100.000
PROPOSAL 2
To approve a management contract between Wireless Portfolio and Fidelity SelectCo, LLC.
	# of Votes	% of Votes
Affirmative	116,732,866.32	85.558
Against	6,812,323.22	4.993
Abstain	6,212,494.28	4.554
Broker Non-Vote	6,679,851.60	4.895
TOTAL	136,437,535.42	100.000
A Denotes trust-wide proposal and voting results.